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                                                              Exhibit 10.01


April 9, 1997


Mr. Steve Swantek
649 Minnetonka Highland Lane
Orono, MN  55356

Dear Steve:

This letter confirms our offer and your acceptance for the position of Vice President, Sales and Marketing Communications, reporting to Mike Fabiaschi, President & CEO

Your base salary will be $175,000.00 ($14,583.00 per month) with a first year $50,000 non-recoverable draw that will be applied toward your incentive compensation. You will be eligible for participation in the executive compensation plan which will pay $100,000 at 100% achievement. This plan
will be defined in a separate document.   You will also be eligible for a
stock option to purchase 200,000 shares of Racotek stock at its current fair market value, subject to vesting over a four year period. Final approval of your stock option requires Racotek Board of Directors approval, which will be requested.

Steve, should your employment be terminated without cause the Company will pay you your base salary for the following six months. Your vesting status will continue during that timeframe as well as your eligibility for the Company's benefit plan. Please understand that this letter does not constitute a contract of employment for any specific period of time but will create an "employment at will" relationship.

Included in this offer is the standard Racotek employee benefits which you are familiar with, however will be described during your orientation. Steve, we are pleased you have decided to join Racotek and look forward to working with you again.

Sincerely,

Kay Lee


Kay Lee
Human Resource Director

cc:  Mike Fabiaschi






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